As filed with the U.S. Securities and Exchange Commission on April 7, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CABOT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	04-2271897
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Seaport Lane Suite 1400 Boston, MA	02210
(Address of principal executive offices)	(Zip Code)

Cabot Corporation 2025 Long-Term Incentive Plan

(Full title of the plan)

Karen Kalita, Esq.

Senior Vice President and General Counsel

Cabot Corporation

Two Seaport Lane

Suite 1400

Boston, MA 02210

(Name and address of agent for service)

617-345-0100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 1,400,000 shares of Common Stock of Cabot Corporation (the “Registrant”) that may be issued to participants under the Registrant’s 2025 Long-Term Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 will be included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 will be included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Registrant (Commission File No. 1-5667) are incorporated in this registration statement by reference and shall be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024, as filed with the Commission on November 20, 2024;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2024, as filed with the Commission on February 6, 2025;

(c)	The Registrant’s Current Report on Form 8-K, as filed with the Commission on March 18, 2025;

(d)

The information specifically incorporated by referenced into the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024 from the Registrant’s Definitive Proxy Statement on Schedule 14A for the 2025 Annual Meeting of Stockholders, as filed with the Commission on January 24, 2025; and

(e)

The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed on December 2, 1986, as amended, and any other amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents. Any statement contained in this registration statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Paragraph (i) of Article EIGHTH of the Restated Certificate of Incorporation of the Company provides that:

(1) No director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of this liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article by the stockholders of this corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of this corporation for acts or omissions prior to such repeal or modification.

(2) No officer or employee of this corporation shall be liable to this corporation for any loss or damage suffered by it on account of any action taken or omitted to be taken by him in good faith as an officer or employee of this corporation, if such person exercised or used the same degree of care and skill as a prudent man would have exercised or used under the circumstances in the conduct of his own affairs.

(3) For purposes of determining compliance with this paragraph (i), any director, officer or employee of this corporation shall be deemed to have taken actions or omitted to take actions in good faith if the action taken or omitted to be taken by him or her was taken or omitted in reliance in good faith upon the advice of counsel for this corporation, or the books of account or other records of this corporation, or reports or information made or furnished to this corporation by any official, accountant, engineer, agent, or employee of this corporation, or by any independent public accountant or auditor, counsel, engineer, appraiser, investment banker or other expert retained or employed by this corporation, by the directors, by any committee of the board of directors of this corporation or by any authorized officer of this corporation.

Paragraph (j) of Article EIGHTH of the Restated Certificate of Incorporation of the Company provides that:

The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (and whether or not by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, or is or was serving as a fiduciary of any employee benefit plan, fund or program sponsored by the corporation or such other company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Delaware as amended from time to time. Such indemnification (unless ordered by a court) shall be made as authorized in a specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in the General Corporation Law of the State of Delaware. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Additionally, Section 14.1 of the Company’s By-laws, as amended, provides that:

The corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding, claim or counterclaim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director, officer, employee or agent of this corporation or while a director, officer, employee or agent is or was serving at the request of this corporation as a director, officer, partner, trustee, fiduciary, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding, claim or counterclaim; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person, other than an action to enforce indemnification rights. Such indemnification shall not be exclusive of other indemnification rights arising under any agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any such person seeking indemnification under this Section 14.1 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. The corporation shall have the power to provide indemnification and advance expenses to any other person, including stockholders purporting to act on behalf of the corporation, to the extent permitted by the law of the State of Delaware.

Pursuant to Section 145 of the General Corporation Law of the State of Delaware, the Company generally has the power to indemnify its present and future directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, indemnification is generally limited to expenses (including attorneys’ fees) and is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Company has entered into indemnification agreements with our directors and certain of our officers, in addition to the indemnification provided for in our Restated Certificate of Incorporation and By-Laws, as amended. The Company also maintains directors and officers liability insurance which provides for payment on behalf of a director or officer of certain defined losses arising from claims against such directors or officers by reason of certain defined wrongful acts, subject to certain exclusions.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Document Description

4.1	Restated Certificate of Incorporation of Cabot Corporation effective January 9, 2009 (incorporated herein by reference to Exhibit 3.1 of Cabot’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2008, File No. 1-5667, filed with the Commission on February 9, 2009).

4.2	The By-laws of Cabot Corporation as amended May 11, 2023 (incorporated herein by reference to Exhibit 3.2 of Cabot’s Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, file reference 1-5667, filed with the SEC on August 8, 2023).

4.3†	Cabot Corporation 2025 Long-Term Incentive Plan (incorporated herein by reference to Appendix A of Cabot Corporation’s Proxy Statement on Schedule 14A relating to the 2025 Annual Meeting of Shareholders, File No. 1-5667, filed with the Commission on January 25, 2025).

5.1*	Opinion of Ropes & Gray LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent Ropes & Gray LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this registration statement).

107*	Calculation of Filing Fee Table.

*	Filed herewith
†	Management contract or compensatory plan or arrangement

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on this 7th day of April, 2025.

CABOT CORPORATION

By:	/s/ Sean D. Keohane
Sean D. Keohane
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Cabot Corporation hereby severally constitute and appoint Karen Kalita and Jane A. Bell, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Cabot Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sean D. Keohane Sean D. Keohane	President, Chief Executive Officer and Director (Principal executive officer)	April 7, 2025

/s/ Erica McLaughlin Erica McLaughlin	Executive Vice President and Chief Financial Officer (Principal financial officer)	April 7, 2025

/s/ Lisa M. Dumont Lisa M. Dumont	Vice President, Controller, and Chief Accounting Officer (Principal accounting officer)	April 7, 2025

/s/ Michael M. Morrow Michael M. Morrow	Director, Non-Executive Chair of the Board	April 7, 2025

/s/ Cynthia A. Arnold Cynthia A. Arnold	Director	April 7, 2025

/s/ Douglas G. Del Grosso Douglas G. Del Grosso	Director	April 7, 2025

/s/ Juan Enriquez Juan Enriquez	Director	April 7, 2025

/s/ William C. Kirby William C. Kirby	Director	April 7, 2025

/s/ Raffiq Nathoo Raffiq Nathoo	Director	April 7, 2025

/s/ Thierry Vanlancker Thierry Vanlancker	Director	April 7, 2025

/s/ Michelle E. Williams Michelle E. Williams	Director	April 7, 2025

/s/ Frank A. Wilson Frank A. Wilson	Director	April 7, 2025

/s/ Christine Y. Yan Christine Y. Yan	Director	April 7, 2025